Exhibit 99.1
UNIVERSAL ORLANDO ANNOUNCES PRICING OF $625,000,000 HIGH-YIELD OFFERING

ORLANDO, FLORIDA (October 27, 2009) – Universal City Development Partners, Ltd. (d/b/a “Universal Orlando”) today announced the pricing of its private placement offering of $400 million principal amount of Senior Unsecured Notes due 2015 (the “Senior Notes”) and $225 million principal amount of Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”). The Senior Notes will have an interest rate of 8 7/8% per annum and are being issued at a price of 98.856% of their face value. The Senior Subordinated Notes will have an interest rate of 10 7/8% per annum and are being issued at a price of 98.796% of their face value. The offering of the Notes is expected to close on November 6, 2009, subject to customary closing conditions.

Universal Orlando estimates that the net proceeds from the offering will be approximately $594.8 million after deducting discounts and estimated offering expenses. The proceeds of the offering, together with $900 million of borrowings under Universal Orlando's senior secured credit facilities, will be used by Universal Orlando to purchase, redeem or otherwise retire all of its outstanding 11 3/4% senior notes due 2010 and to pay dividends and deferred special fees to Universal Orlando's direct parent companies in a sufficient amount so that they can purchase, redeem or otherwise retire all of their outstanding 8 3/8% senior notes due 2010 and floating rate senior notes due 2010 and to pay fees and expenses related thereto.

The Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The Notes will not be registered under the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.